Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement’) is entered into as of the Effective Date set forth on Schedule A hereto, by and between athenahealth, Inc. (“Athena”) and the undersigned Employee (“Employee”).
     The parties agree as follows:
1. Employment; Term
     a. Athena hereby employs Employee, and Employee accepts employment with Athena, upon the terms and conditions contained in this Agreement.
     b. Employee’s employment is at-will and for no definite period of time and either Employee or Athena may terminate Employee’s employment at any time with or without reason and with or without advance notice subject to the terms of Schedule B attached hereto (the terms of which are incorporated herein by reference). Upon termination of employment and subject to the terms of Schedule B attached hereto, Employee will be entitled to receive any accrued but unpaid portion of Employee’s base salary through the date of termination, any accrued but unused paid time off, outstanding expenses reimbursable under Athena’s then-applicable policies, any bonus compensation that has been earned by Employee (pursuant to the terms of Schedule A attached hereto) but is unpaid as of the date his employment is terminated, and any other benefits that may be owing through the date of termination. Upon and following termination, Athena will have no liability or obligation to Employee other than as specifically set forth (i) in this Section 1(b), (ii) in Schedule B attached hereto, (iii) in any equity grant or award document, agreement or contract of whatever name or kind between Employee and Athena (including, without limitation, the Restricted Unit Agreement and Non-Qualified Stock Option Agreement each dated on or about the date hereof), and/or (iv) as provided by law.
     c. Upon Athena’s request or the termination of Employee’s employment, Employee will immediately return to Athena all (i) documents, materials, records, files, notes, designs, drawings, notebooks, data, databases, and other information, in any media, related to Athena’s business, including all copies; (ii) Athena property (whether owned or leased) in Employee’s possession or control (including, but not limited to, badges, computer hardware, data storage devices, manuals, programs, printers, faxes, telephones, calling or credit cards, supplies, tools, and vehicles); and (iii) documents and other media containing any Confidential Information (as defined in Section 5). At such time, Employee shall also destroy any Confidential Information in Employee’s possession or control that cannot be returned to Athena (e.g., information that is in an electronic or magnetic format and not on equipment or media owned by Athena).
     d. Sections 5 through 11 of this Agreement and the terms of Schedule B attached hereto will remain in effect following termination of Employee’s employment with Athena.
2. Duties
     a. During the period that Employee is employed by Athena (the “Employment Period”), Employee will: (i) serve as President, Enterprise Services or in any other executive (“executive” meaning SVP cohort or above) position that Athena may from time to time assign to Employee; (ii) perform all duties normally associated with each such executive position as well as such other comparable duties as Athena may from time to time assign to Employee, in a timely and professional manner and in accordance with Athena’s reasonable instructions; (iii) devote substantially all of his business time and effort to the performance of his duties; and (iv) comply with Athena’s policies and procedures as in effect from time to time (including, but not limited to, those relating to conduct or legal compliance); provided that, Employee may (A) manage his personal investments, (B) engage in or serve civic, community, charitable, educational, or religious organizations as he may select, (C) serve on for-profit corporate and/or advisory boards, and (D) continue to advise entities primarily engaged in the business of venture capital finance and/or private equity finance, even if any such business has among its portfolio companies entities that directly or indirectly compete with Athena; provided that Employee will not advise such businesses with respect to those portfolio companies that directly or indirectly compete with Athena; and provided further that in each case (A) through (D) so long as such activities and services do not create a conflict of interest with, or materially interfere with the performance of, the Employee’s duties hereunder or conflict with the Employee’s covenants under Section 7 of this Agreement, and in the case of (C) and (D) such service by Employee is subject to prior approval by Employee’s manager, provided that Employee’s relationships with SV Life Sciences, Bessemer Venture Partners, and Homecare Homebase, L.P. are hereby approved.
     b. Employee warrants to Athena that, except as disclosed on Schedule A hereto, Employee is not party to any agreement or understanding that would limit the ability of Employee to work in any capacity or position at Athena (e.g., any non-compete, non-disclosure, or similar agreement).
3. Compensation
     a. Employee’s compensation will be as set forth in the attached Schedule A the terms of which are incorporated herein by reference.
     b. Any grant of shares, or right to acquire shares is subject to the terms and conditions in Athena’s equity incentive plan under which the grant is made and the applicable grant agreement form in effect at the time of grant. Regardless of any agreement to the contrary, any grant of a right to acquire shares of Athena shall be exercised in accordance with the terms as explicitly set forth in Athena’s applicable equity incentive plan and agreement forms.
     c. Section 409A Deferred Compensation Tax Savings Provision and 280G
          i. Regardless of any provision of this Agreement to the contrary, to the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and such payment or benefit is payable upon Employee’s termination of employment, such payment or benefit shall only be payable upon Employee’s Separation from Service. “Separation from Service” means Employee’s separation from service from Athena, an affiliate thereof, or a successor entity within the meaning set forth in Section 409A, determined in accordance with the presumptions in Treasury Regulation Section 1.409A-1(h).
          ii. Regardless of any provision of this Agreement to the contrary, if at the time of Employee’s Separation from Service, Athena determines that Employee is a “specified employee” within the meaning of Section 409A, then, to the extent that any payment or benefit to which Employee becomes entitled under this Agreement on account of such Separation from Service would be considered deferred compensation subject to the 20% additional tax imposed under clause (a)(1)(B)(i)(II) of Section 409A, such payment or benefit shall not be payable or provided until the earlier of (A) six months and one day after Employee’s Separation from Service or (B) Employee’s death. Any such delayed payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the Separation from Service occurs, from the date of Separation from Service until the payment is made.
          iii. This Agreement shall be administered in accordance with Section 409A, and, to the extent that any provision hereof is ambiguous as to its compliance with that Section, that provision shall be read so that all payments hereunder comply with that Section. This Agreement may be amended at the reasonable request of either party as necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
          iv. Athena makes no representation or warranty and shall have no liability to Employee or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A but does not satisfy an exemption from, or the conditions of, that Section.

          v. In the event that Athena is subject to a “Change in Control” (as defined in Section 280G of the Internal Revenue Code of 1986), then the following provisions shall apply:
          A. In the event that the amount of any compensation, payment or distribution by Athena to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (for purposes of this subsection, the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the following provisions shall apply:
          B. If the Severance Payments, reduced by the sum of (1) the Excise Tax, and (2) the total of the Federal, state, and local income and employment taxes payable by Employee on the amount of the Severance Payments which are in the excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.
          C. If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local, income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
          D. For purposes of Section 3.c.vi, “Threshold Amount” shall mean three times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Employee with respect to such excise tax. The determination as to which of the alternative provisions of Section 3.c.vi shall apply to Employee shall be made by a nationally recognized accounting firm selected by Athena (the “Accounting Firm”), which shall provide detailed supporting calculations both to Athena and Employee within 15 business days following the date of termination, if applicable, or at such earlier time as is reasonably requested by Athena or Employee. For purposes of determining which of the alternative provisions of Section 3.c.vi shall apply, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon Athena and Employee.
4. Expenses; Benefits
     a. Athena shall reimburse Employee, in accordance with Athena’s policies as in effect from time to time, for reasonable expenses incurred by Employee in connection with the performance of Employee’s duties for Athena hereunder.
     b. Employee will be entitled to paid time off (PTO) and leave of absence in accordance with Athena’s policies as in effect from time to time.

     c. Employee will be entitled to participate in any and all health, life, or disability insurance plans and retirement, pension, or profit-sharing plans that may be offered by Athena, subject to the eligibility rules of each plan. Benefits under each plan are governed solely by that plan, and Athena may in its sole discretion modify or eliminate any plan or benefits thereunder on a prospective basis by notice to Employee.
     d. Employee and Athena shall enter into Athena’s standard indemnification agreement for officers and directors promptly following Employee’s commencement of employment with Athena.
5. Confidential Information
     a. “Confidential Information” means any and all information belonging to Athena, or belonging to any third party (e.g., any of Athena’s affiliates, clients, or vendors) and held in confidence by Athena, that: (i) is not generally known to the public, (ii) is designated or treated by Athena or such third party as confidential, or (iii) would be reasonably understood to be of a confidential nature for a company in Athena’s industry. Confidential Information may be in any form and includes, but is not limited to, information consisting of or relating to: algorithms, formulas, methods, models, processes, and work flows; specifications; know-how, show-how, and trade secrets; Assigned Intellectual Property and Proprietary Rights (each as defined below); research and development activities and test results; patent and trademark applications; software, source code, and object code; contracts and arrangements; business records; customer and vendor lists and information; marketing plans, business plans, and financial information and projections; compensation arrangements and personnel files; tax arrangements and strategies; intercompany arrangements; costs, price lists, and pricing policies; and any existing or proposed acquisition, strategic alliance, or joint venture.
     b. Confidential Information shall not include information that (i) is or becomes publicly available through no fault of Employee, (ii) is shown by written record to have been in the possession of or known to Employee prior to the Employment Period, (iii) is shown by written record to have been independently developed by Employee, or (iv) is made available without restriction to Employee by a third party outside Athena and its affiliates without breach of any confidentiality obligation. Furthermore, this Section 5 will not apply to the extent that Employee is required to disclose any Confidential Information by applicable law or legal process, and, to the extent legally permissible, Employee promptly notifies Athena of such requirement and cooperates with Athena (at Athena’s expense) to contest or limit such disclosure.
     c. During the Employment Period and at all times thereafter, Employee shall use best efforts to hold all Confidential Information in the strictest confidence, without disclosure to any third party (even Athena’s employees, consultants, and professional advisors) except as necessary to perform Employee’s duties hereunder or as expressly authorized in advance by Athena, and will use such information solely for the purpose of performing services for Athena and not for Employee’s own benefit or that of any third party. Employee shall not (i) disclose or use more than the minimum amount of information necessary for the purpose of that disclosure or use; (ii) render any services to any third party to which Confidential Information has been, or is threatened to be, disclosed contrary to this Section 5; or (iii) use or disclose any information that is subject to confidentiality restrictions placed upon it by a third party and may not be disclosed to Athena (Athena expressly disclaims any request or requirement that Employee disclose or use any such information).
     d. Employee recognizes and acknowledges that (i) Athena is regulated as a Covered Entity under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); (ii) in the course of employment, Employee may have access to Protected Health Information (“PHI”), as defined under HIPAA, and other personally identifiable information (“PII”) covered by applicable privacy laws; and (iii) PHI and PII are Confidential Information, subject to strict confidentially and security restrictions under HIPAA, applicable Athena policies, and other applicable law.
     e. All Confidential Information and any media containing it are and shall remain the property solely of Athena or the third party that provided such information to Athena, and Employee shall not obtain any right, title, or interest in or to any Confidential Information under this Agreement or by the performance of any obligations hereunder.

6. Intellectual Property
     a. Definitions
          i. “Assigned Intellectual Property” means any and all Intellectual Property that is in whole or in part authored, conceived, created, developed, discovered, invented, learned, made, originated, prepared, or reduced to practice by Employee, either alone or together with others, during or after the Employment Period and (A) arises out of, is based upon, or incorporates any Confidential Information; (B) is made through the use of equipment, facilities, supplies, funds, or other property of Athena; or (C) arises out of or relates to work performed by Employee for Athena.
          ii. “Intellectual Property” means all concepts, creations, developments, discoveries, ideas, improvements, innovations, and inventions; designs, models, plans, and prototypes; methods, procedures, processes, shop practices, and techniques; algorithms and formulas; data, databases, and data structures; source and object codes, software, and computer programs; systems and topologies; data, hardware, and user interfaces; reports and test results; specifications; documentation, memoranda, notebooks, notes, papers, records, workbooks, and writings; drawings, expressions, graphics, illustrations, and photographs; dress, marks, and names; works of authorship; know-how, show-how, and trade secrets; and any improvements on or to, or derivative works from, any of the foregoing, whether or not reduced to writing, patented or patentable, or registered or registrable under copyright, trademark, or similar laws.
          iii. “Proprietary Rights” means any and all right, title, and interest in, to, and under (A) patents, copyrights, trademarks, service marks, and trade names that constitute or relate to Assigned Intellectual Property; (B) applications to register any of the foregoing (including, but not limited to, any continuations, divisions, extensions, and reissues of any patent application); (C) trade secrets that constitute or relate to Assigned Intellectual Property; and (D) goodwill associated with any of such trademarks, service marks, or trade names.
     b. Employee hereby acknowledges and agrees that any Assigned Intellectual Property that is an original work of authorship protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act of 1976, and will be automatically the property solely of Athena. If the copyright to such Assigned Intellectual Property will not be Athena’s property by operation of law, Employee hereby, without further consideration, assigns to Athena all of Employee’s right, title, and interest in and to such copyright.
     c. Employee hereby irrevocably and exclusively assigns to Athena all right, title, and interest that Employee has, or at any time may come to have, in and to any and all Assigned Intellectual Property and Proprietary Rights. During the Employment Period and thereafter, Employee shall (i) keep and maintain adequate and current notes and other records of all Assigned Intellectual Property, (ii) provide such notes and records to Athena from time to time upon Athena’s request, and (iii) provide prompt written notice to Athena of the development or creation of any Assigned Intellectual Property or Proprietary Right. Employee agrees to execute such instruments of assignment, confirmation, conveyance, or transfer and other documents as Athena may reasonably request to confirm, evidence, or perfect the assignment of all of Employee’s right, title, and interest in and to any and all Assigned Intellectual Property and Proprietary Rights. Employee hereby waives and quitclaims to Athena any and all claims of any nature whatsoever that Employee may now or hereafter have in any Assigned Intellectual Property or for infringement of any Proprietary Rights assigned hereunder.
     d. At Athena’s request and expense, Employee will assist Athena in every proper way (including, without limitation, by executing patent applications) to obtain and enforce Proprietary Rights in any country. Employee’s obligation under this paragraph shall continue indefinitely after the Employment Period.
     e. By this Agreement, Employee hereby irrevocably constitutes and appoints Athena as Employee’s attorney-in-fact solely for the purpose of executing, in Employee’s name and on Employee’s behalf, (i) such instruments or other documents as may be necessary to evidence, confirm, or perfect any assignment pursuant to the provisions of this Section 6 and (ii) such applications, certificates, instruments, or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of Athena and is irrevocable.
     f. Employee’s obligation to assign Assigned Intellectual Property and Proprietary Rights shall not apply to any Prior Invention disclosed on Schedule A. Employee represents that Schedule A contains a complete list of all Prior Inventions and, if there is no Schedule A attached hereto, or if it is left blank, there are no Prior Inventions. If Employee incorporates into an Athena product, service, or process a Prior Invention or any other Intellectual Property in which Employee has an interest, or if the manufacture, use, sale, or import of any Athena product or service or the practice of any Athena process would infringe any Prior Invention or any other Intellectual Property in which Employee has an interest, Athena is hereby automatically granted a non-exclusive, royalty-free, fully paid, irrevocable, transferable, perpetual, world-wide license under such Prior Invention or other Intellectual Property to make, have made, modify, use, import, and sell such Athena product or service or to practice such process, Prior Invention, or Intellectual Property.
7. Covenant Against Competition; Non-Solicitation
     a. Definitions
          i. “Athena’s Business” means the development, sale, support, and service of the products and services developed or sold by Athena, or that Employee is materially involved in planning, at any time during the Employment Period.
          ii. “Competitive Services” means, during the Employment Period, any and all services, and thereafter, all of the following that apply, collectively:
               A. if Employee served at the Vice President level (or the equivalent) or higher at Athena at any time during the twelve months immediately preceding the end of the Employment Period, any and all services;
               B. if Employee served in a software or product development role at Athena at any time during the twelve months immediately preceding the end of the Employment Period, any development, development management, or product innovation services;
               C. if Employee served in a business development role at Athena at any time during the twelve months immediately preceding the end of the Employment Period, any business development services;
               D. if Employee served in a sales capacity at Athena at any time during the twelve months immediately preceding the end of the Employment Period, any sales, sales management, sales support, or prospective client solicitation services; and
               E. in all other cases, the services provided to Athena by Employee during the twelve months immediately preceding the end of the Employment Period.
          iii. “Geographic Area” means:
               A. if Employee is no longer with Athena and served in a sales capacity and at the Director level (or the equivalent) or lower during the entire final year of the Employment Period (or the entire Employment Period, if less than a year), all areas assigned to Employee as a sales territory during that year;
               B. if Employee is no longer with Athena and served in a business development capacity and at the Director level (or the equivalent) or lower during the entire final year of the Employment Period (or the entire Employment Period, if less than a year), any third party with which Employee discussed a business relationship or transaction, or about which Employee learned Confidential Information, during the Employment Period; and
               C. in all other cases, the United States.
          iv. “Non-Compete Period” means the Employment Period, plus a period of time immediately thereafter equal to six months.
     b. The provisions of this Section 7 shall not apply to the extent that they are invalid under applicable law (e.g., if Employee is a resident of the State of California, the provisions of Section 7(d) shall not apply at any time following the Employment Period).
     c. Athena respects the confidentiality of third parties’ information, and Employee shall not provide any information that is confidential to a former employer to Athena or use such information in the performance of Employee’s duties as an Athena employee.
     d. During the Non-Compete Period, Employee shall not: (i) engage in any business that is competitive in the Geographic Area with Athena’s Business; (ii) render any Competitive Services in any capacity to any third party engaged in any business competitive in the Geographic Area with Athena’s Business; or (iii) be a director, officer, stockholder, partner, principal, manager, member, owner, or trustee of, or joint venturer with, any business competitive in the Geographic Area with Athena’s Business, provided that, nothing in this Section 5 shall prohibit Employee from (A) owning up to 2% of an entity’s equity securities that are traded on any national securities exchange, and (B) advising, consulting with or being employed by any entity primarily engaged in the business of venture capital finance and/or private equity finance, even if such entity has among its portfolio companies entities that directly or indirectly compete with Athena’s Business, provided that Employee will not advise such businesses with respect to those portfolio companies that directly or indirectly compete with Athena.
     e. During the Non-Compete Period, Employee shall not, in the Geographic Area, directly or indirectly, solicit or encourage any client of Athena, or any person or entity with which Employee had contact on behalf of Athena, to purchase or use items or services competitive with Athena’s Business.
     f. During the Non-Compete Period, Employee shall not, directly or indirectly, on behalf of Employee or any third party, solicit or encourage any employee of Athena or any of its affiliates to leave such employment.
8. Equitable Relief
     Employee acknowledges and agrees that the rights and obligations set forth in Sections 5, 6, and 7 of this Agreement are of a unique and special nature, that Athena would be materially and irreparably damaged if Employee breached any of those Sections, that monetary damages or any other remedy at law would not adequately compensate Athena for such injury, and that the provisions of those Sections are reasonable and necessary to preserve to Athena valuable proprietary and confidential information that gives Athena advantage over its competitors. Accordingly, in addition to any other rights and remedies it may have, Athena will be entitled to seek an injunction, specific performance, or other equitable relief (without the necessity of posting any bond or other security or proving damages) in case of any breach by Employee of Sections 5, 6, or 7 hereof.
9. Notices
     Notices and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (a) when personally delivered; (b) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid); or (c) on the next business day after timely delivery to an overnight courier; in each case addressed to the intended recipient at the applicable address set forth on the signature page hereto (or such other address as the intended recipient may specify from time to time by notice to the other party).

10. Mediation; Jurisdiction; Waiver of Jury Trial
     Except with respect to remedies and rights set forth in Section 8, any dispute or controversy arising under or relating to this Agreement or concerning Employee’s employment with or separation from Athena will be referred to mediation administered by JAMS in accordance with its employment dispute resolution rules. The mediation shall be held in the state in which the office to which Employee reports is located, and Athena shall pay the full costs thereof, excluding attorneys’ expenses and fees. If the dispute or controversy is not resolved through mediation or direct negotiation, then any action relating to that dispute or controversy must be brought in a court of competent jurisdiction in the state in which the office to which Employee reports is located. Each party agrees that any such dispute shall be tried by a judge alone and hereby waive and forever renounce the right to a trial before a civil jury.
11. Miscellaneous
     This Agreement may be executed in two or more counterparts, which together will be deemed one original. This Agreement (along with the Schedule A and Schedule B attached hereto, the “Equity Grant Summary” attached hereto, and any Restricted Stock Unit Agreement and Stock Option Agreement between Employee and Athena) constitutes the entire agreement of the parties with respect to the subject matter hereof and may only be amended by a written agreement signed by both parties hereto. If any provision of this Agreement is held to be unenforceable or overly broad, such unenforceability shall not render any other provision unenforceable, and the court or tribunal making such determination shall modify such provision so that the provision will be enforceable to the broadest extent permitted by law. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of Employee are personal and may not be assigned by him or her. No waiver by Athena of any breach under this Agreement will be considered valid unless in writing signed by Athena, and no such waiver will be deemed a waiver of any subsequent breach. This Agreement, performance hereunder, and Employee’s employment with or separation from Athena shall be governed by the laws of the state in which the office to which Employee reports is located, without regard to conflict of laws principles; provided, however, that wage and hour matters shall be governed by the laws of the state in which Employee is domiciled.
     In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.

EMPLOYEE	ATHENA	HEALTH, INC.

/s/ Stephen N. Kahane, MD	By:	Leslie Brunner
[Signature]		Name: Leslie Brunner
Print name: Stephen N. Kahane, MD		Title: SVP People + Process

Print address: 18 Willard Street	311 Arsenal Street, Watertown, MA 02472
Newton, MA 02458

SCHEDULE A TO EMPLOYMENT AGREEMENT
Effective Date: February 18, 2011
Position: President, Enterprise Services
Conflicting Agreements: The following is a complete list of all agreements may prohibit, restrict, or impair the ability of Employee to work in any capacity or position at Athena:
☐	No such agreements

☑	The agreements listed below (attach a copy of each agreement)

Numerous confidentiality agreements with previous employers and other business partners, however such confidentiality agreements do not contain non-competition provisions.
Compensation: Employee’s base salary will be at an annual gross rate set forth below, which rate may be increased from time to time in Athena’s sole discretion (the “Base Salary”). The Base Salary and any cash payments identified in Other Compensation below shall be payable in accordance with Athena’s payroll practices, as in effect from time to time, and shall be subject to required federal, state, and local taxes and withholdings. Employee will be eligible to receive an annual bonus and equity awards based on Employee’s and Athena’s performance, provided that Employee was an employee of Athena during the fourth quarter of the year to which such bonus relates, and provided that if Employee was on an action plan during any part of such year Employee has satisfied the terms of such action plan and is in good standing, or if Employee is still on an action plan on the date on which the bonus is to be paid out, either (a) Employee, in Athena’s reasonable judgment, is on a path to being on good standing, or (b) Employee later satisfies said action plan. Such bonus, if any, shall be determined by Athena in its sole but reasonable discretion, and shall be paid according to the schedule determined by Athena, but by no later than March 15th of the year following the year to which such bonus relates. Any sales commissions or other performance-related payments for which Employee may be eligible are covered separately under Athena’s Sales Incentive Plan as in effect from time to time. Notwithstanding the foregoing, Employee shall be not eligible for an equity bonus award with respect to 2011 for achieving target performance, however the CEO may in his discretion award an annual equity bonus with respect to 2011 for exception performance by Employee

Base Salary:	$300,000

Other Compensation:	• Equity awards as summarized in the Equity Grant Summary attached hereto • Severance as and to the extent earned as set forth in Schedule B hereto • Target cash bonus of 60% of Base Salary

Initials of Employee: SK	Schedule A — Page 1

Prior Inventions: The following is a complete list of all Prior Inventions.
☐	No Prior Inventions

☑	Prior Inventions described below (reference and attach additional, initialed sheets if necessary)

Initials of Employee: SK	Schedule A — Page 2

SCHEDULE B TO EMPLOYMENT AGREEMENT
SEVERANCE
     Regardless of any provision of this Agreement to the contrary, if Athena terminates Employee’s employment without “Cause” (as defined below) or Employee resigns his employment for “Good Reason” (as defined below), then Athena shall continue to pay Employee’s base salary at the then-current rate and in accordance with Athena’s regular payroll practices until the end of the Severance Period set forth below. Solely for purposes of Section 409A, each such payment shall be considered a separate payment. No benefits shall be provided or paid for by Athena following termination of employment.
     As a condition to his receipt of severance, Employee must execute an Athena-prepared separation agreement containing a mutual release of claims between the parties, and mutual covenants of cooperation, confidentiality, and non-disparagement (the “Separation Agreement”). Athena must deliver the Separation Agreement to Employee by no later than the fifteenth day following Employee’s “separation from service” as defined under Section 409A; provided that, if such Separation Agreement is not delivered to Employee by such time, the severance payments described below shall not be conditioned on his execution of the Separation Agreement and he shall be entitled to receive the severance pay without any conditions. Upon receiving a timely Separation Agreement, Employee must deliver a fully executed copy of the Separation Agreement to Athena within twenty-one days following the date that the Separation Agreement is initially delivered to him by Athena; provided that, if Employee fails to deliver a fully-executed Separation Agreement to Athena in such 21-day period, he shall be deemed to have irrevocably forfeited his right to the severance payments described below.
     As used above, “Cause” means Employee’s (1) act involving fraud, embezzlement, or misappropriation during employment with Athena; (2) material default in the performance of any of Employee’s obligations to Athena, including but not limited to willful disregard of written instructions, material noncompliance with written policies, material breach of this Agreement, or significant failure to meet performance expectations; (3) adjudication as guilty by, or entry of a plea of guilty or no contest before, a court of competent jurisdiction in regard to a felony; (4) being found by a court of competent jurisdiction to have engaged in one or more wrongful acts that individually, or in the aggregate, have a material adverse effect on Athena, its prospects, earnings, or financial condition; or (5) death or physical or mental incapacity; provided that, “Cause” shall not be deemed to have occurred for purposes of (2) above unless Employee has first received written notice specifying in reasonable detail the particulars of such grounds and that Athena intends to terminate Employee’s employment for such reason, and if such grounds are reasonably capable of being cured within thirty (30) days, Employee has failed to cure such grounds within a period of thirty (30) days from the date of such notice.
     As used above, “Good Reason” means (1) a material diminution by Athena to Employee’s base salary rate (as it may be increased from time to time); (2) a materially adverse change by Athena in Employee’s authorities or responsibilities or (3) a change of more than fifty (50) miles in the principal location at which Employee provides services to Athena; provided that “Good Reason” shall not be deemed to have occurred unless: (A) Employee provides Athena with written notice that he intends to terminate his employment for one of the grounds set forth above within sixty (60) days of such reason(s) occurring; (B) if such ground is capable of being cured, Athena has failed to cure such ground within a period of thirty (30) days from the date of such written notice; and (C) Employee terminates his employment within one (1) year from the date that Good Reason first occurs.

Severance Period:	Six months immediately following the effective date of Employee’s termination of employment with Athena

Initials of Employee: SK	Schedule A — Page 3